EXHIBIT 10.1

Xerox Corporation 201 Merritt 7
Norwalk, CT 06851-1056

March 15, 2019

Darwin Deason

5956 Sherry Ln, Suite 800

Dallas, TX 75225

Dear Mr. Deason:

In connection with the proposed holding company reorganization (the “Reorganization”), whereby Xerox Corporation, a New York corporation (“Xerox”), would become a direct, wholly-owned subsidiary of Xerox Holdings Corporation, a New York corporation (“Holdings”), Xerox hereby requests a waiver of certain provisions of the Restated Certificate of Incorporation of Xerox, as amended (the “Charter”), and your consent to the Reorganization. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Charter.

Xerox intends to effect the Reorganization pursuant to a merger agreement to be entered into by and among Xerox, Holdings, and a merger subsidiary formed as a New York corporation and a direct, wholly-owned subsidiary of Holdings (“Merger Sub”). The merger agreement will be submitted to Xerox shareholders for approval. If approved, then pursuant to the merger agreement, Merger Sub will merge with and into Xerox, with Xerox surviving the merger (the “Merger”). As a result of the Merger, current shareholders of Xerox will become shareholders of Holdings, and will hold the same number and class of shares of Holdings as they held of Xerox immediately prior to the Reorganization.

The Charter provides the holders (“Preferred Shareholder”) of the Series B Convertible Perpetual Preferred Stock of Xerox (“Series B Preferred Stock”) with certain consent rights in respect of any merger of Xerox with any other corporation and provides for each share of Series B Preferred Stock to become convertible into the same kind of securities received by the holders of Common Stock, which, in the case of the Reorganization, will be common stock of Holdings (“Holdings Common Stock”). Xerox is proposing, however, that the Series B Preferred Stock will instead be automatically converted, by virtue of the Merger, into Series A Convertible Perpetual Voting Preferred Stock of Holdings (“Holdings Preferred Stock”), on a share-for-share basis. The Holdings Preferred Stock will have identical rights, preferences, privileges and voting powers in all respects to that of the Series B Preferred Stock immediately prior to the Merger, with the addition of the right to vote together with the Holdings common stock, as a single class, on all matters submitted to the shareholders of Holdings, but the Holdings Series A Preferred Stock will only be entitled to one vote for every ten shares of Holdings common stock into which the Holdings Series A Preferred Stock is convertible (rounded down to the nearest whole number of votes).

Darwin Deason

March 15, 2019

In furtherance of and based upon the foregoing, the Preferred Shareholder, acting solely in his capacity as a Preferred Shareholder of Xerox, hereby irrevocably waives any and all applicable provisions of the Charter to the extent they would prevent or otherwise be inconsistent with the proposed treatment of the Series B Preferred Stock as described above and hereby agrees and consents in all respects to the Reorganization.

If the foregoing accurately sets forth our agreement, please execute this letter agreement where indicated and return a copy to us.

Sincerely,

XEROX CORPORATION

By:	/s/ William F. Osbourn, Jr.
Name:	William F. Osbourn, Jr.
Title:	Executive Vice President

Agreed and acknowledged
(as of the date written above):

/s/ Darwin Deason
DARWIN DEASON